LYLE B. STEWART
                                ATTORNEY AT LAW

                                (303) 267-0920
                              Fax (303) 267-0922
                              SECAttorne@aol.com





Board  of  Directors                           October  24,  1997
The  Quizno's  Corporation
1099  18th  Street,  Suite  2850
Denver,  CO  80202

Gentlemen:

     We have acted as counsel to The Quizno's Corporation (the "Company") in connection with the proposed sale of shares of its common stock, par value $.001 per share, by the selling stockholders named in the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company on or about the date hereof with the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

     In connection therewith, we have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as we deem appropriate as basis for the opinion set forth below.

     Based upon the foregoing, we are of the opinion that the shares of common stock to be sold by the selling stockholders, when acquired by them from the Company and sold in the manner described in the Registration Statement and the Prospectus forming a part thereof, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus.

Very  truly  yours,

/s/Lyle  B.  Stewart,  P.C.




        Lyle B. Stewart, P.C., 3751 South Quebec St.,  Denver, CO 80237